Exhibit 3.1

AMENDMENT NO. 2 TO THE

SECOND AMENDED AND RESTATED BYLAWS

OF

J.B. HUNT TRANSPORT SERVICES, INC.

Adopted January 19, 2023

WHEREAS, the board of directors (the “Board”) of J.B. Hunt Transport Services, Inc. (the “Corporation”) deems it desirable and in the best interests of the Corporation, that the Second Amended and Restated Bylaws of the Corporation be amended as set out below, for the purpose of updating the provisions regarding advance notice of shareholder nominations and proposals to reflect the adoption of recent rule changes by the Securities and Exchange Commission regarding the use of universal proxy cards in contested direct elections.

NOW, THEREFORE, it is hereby:

RESOLVED, that Section 2.13 of Article II of the Second Amended and Restated Bylaws, as amended, of the Corporation is hereby amended and replaced in its entirety to read as follows:

2.13 Advance Notice of Shareholder Nominations and Proposals.

(a) Annual Shareholders Meetings. At a meeting of the shareholders, only such nominations of persons for the election of directors and such other business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, nominations or such other business must be:

(i)	specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors or any committee thereof;

(ii)	otherwise properly brought before the meeting by or at the direction of the Board of Directors or any committee thereof; or

(iii)

otherwise properly brought before an annual meeting by a shareholder who is a shareholder of record of the Corporation at the time such notice of meeting is delivered, who is entitled to vote at the meeting, and who complies with applicable law and the terms and procedures set forth in this Section 2.13.

In addition, any proposal of business (other than the nomination of persons for election to the Board of Directors) must be a proper matter for shareholder action. For business (including, but not limited to, director nominations) to be properly brought before an annual meeting by a shareholder pursuant to Section 2.13(a)(iii), the shareholder or shareholders of record intending to propose the business (the “Proposing Shareholder”) must have given timely notice thereof pursuant to this Section 2.13(a), in writing to the Secretary even if such matter is already the subject of any notice to the shareholders or Public Disclosure from the Board of Directors. To be timely, a Proposing Shareholder’s notice for an annual meeting must be delivered to the Secretary at the principal executive offices of the Corporation: (x) not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, in advance of the anniversary of the previous year’s annual meeting if such meeting is to be held on a day which is not more than 30 days before and not later than 60 days after the anniversary of the previous year’s annual meeting; and (y) with respect to any other annual meeting of shareholders, including in the event that no annual meeting was held in the previous year, not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of: (1) the 90th day prior to the annual meeting and (2) the close of business on the tenth (10th) day following the first date of Public Disclosure of the date of such meeting. In no event shall the Public Disclosure of an adjournment or postponement of an annual meeting commence a new notice time period (or extend any notice time period). For the purposes of this Section 2.13, “Public Disclosure” shall mean a disclosure made in a press release reported by a national news service or in a document filed by the Corporation with the Securities and Exchange Commission (“SEC”) pursuant to Section 13, 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b) Shareholder Nominations. For the nomination of any person or persons for election to the Board of Directors pursuant to Section 2.13(a)(iii) or Section 2.13(d), a Proposing Shareholder’s notice to the Secretary shall set forth or include:

(i)	the name, age, business address, and residence address of each nominee proposed in such notice;

(ii)	the principal occupation or employment of each such nominee;

(iii)	the class and number of shares of capital stock of the Corporation which are owned of record and beneficially by each such nominee (if any);

(iv)

such other information concerning each such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed, under Section 14(a) of the Exchange Act;

(v)	a written statement and agreement executed by each such nominee acknowledging that such person:

(A)         consents to being named in a proxy statement as a nominee and to serving as a director if elected;

(B)         intends to serve as a director for the full term for which such person is standing for election; and

(C)         makes the following representations: (1) that the director nominee has read and agrees to adhere to the Corporation’s Code of Ethical and Professional Standards, Corporate Governance Guidelines, Insider Trading Policy, and any other of the Corporation’s policies or guidelines applicable to directors; (2) that the director nominee is not and will not become a party to any agreement, arrangement, or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law; and (3) that the director nominee is not and will not become a party to any agreement, arrangement, or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement, or indemnification that has not been disclosed to the Corporation in connection with such person’s nomination for director or service as a director; and

(vi)	as to the Proposing Shareholder:

(A)          the name and address of the Proposing Shareholder as they appear on the Corporation’s books and of the beneficial owner, if any, on whose behalf the nomination is being made,

(B)         the class and number of shares of the Corporation which are owned by the Proposing Shareholder (beneficially and of record) and owned by the beneficial owner, if any, on whose behalf the nomination is being made, as of the date of the Proposing Shareholder’s notice, and a representation that the Proposing Shareholder will notify the Corporation in writing of the class and number of such shares owned of record and beneficially as of the record date for the meeting within five business days after the record date for such meeting;

(C)         a description of any agreement, arrangement, or understanding with respect to such nomination between or among the Proposing Shareholder or the beneficial owner, if any, on whose behalf the nomination is being made and any of their affiliates or associates, and any others (including their names) acting in concert with any of the foregoing, and a representation that the Proposing Shareholder will notify the Corporation in writing of any such agreement, arrangement, or understanding in effect as of the record date for the meeting within five business days after the record date for such meeting;

(D)         a description of any agreement, arrangement, or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the Proposing Shareholder’s notice by, or on behalf of, the Proposing Shareholder or the beneficial owner, if any, on whose behalf the nomination is being made and any of their affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of such person or any of their affiliates or associates with respect to shares of stock of the Corporation, and a representation that the Proposing Shareholder will notify the Corporation in writing of any such agreement, arrangement, or understanding in effect as of the record date for the meeting within five business days after the record date for such meeting;

(E)         a representation that the Proposing Shareholder is a holder of record of shares of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

(F)         a representation whether the Proposing Shareholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve the nomination and/or otherwise to solicit proxies from shareholders in support of the nomination; and

(G)         a representation whether the Proposing Shareholder intends to solicit the holders of shares representing at least 67% of the shares entitled to vote on the election of directors in support of director nominees other than the Corporation’s nominees in accordance with Rule 14a-19 under the Exchange Act (including the names of all nominees for whom the Proposing Shareholder intends to solicit proxies).

The Corporation may require any proposed nominee to furnish a completed and signed directors’ questionnaire and such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee. Any such update or supplement shall be delivered to the Secretary at the Corporation’s principal executive offices no later than five business days after the request by the Corporation for subsequent information has been delivered to the Proposing Shareholder.

(c) Other Shareholder Proposals. For all business other than director nominations, a Proposing Shareholder’s notice to the Secretary shall set forth as to each matter the Proposing Shareholder proposes to bring before the annual meeting:

(i)	a brief description of the business desired to be brought before the annual meeting;

(ii)	the reasons for conducting such business at the annual meeting;

(iii)

the text of any proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment);

(iv)

any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such shareholder and the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), if any, on whose behalf the business is being proposed;

(v)

any other information relating to such shareholder and beneficial owner, if any, on whose behalf the proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder;

(vi)

a description of all agreements, arrangements, or understandings between or among such shareholder, the beneficial owner, if any, on whose behalf the proposal is being made, any of their affiliates or associates, and any other person or persons (including their names) in connection with the proposal of such business and any material interest of such shareholder, beneficial owner, or any of their affiliates or associates, in such business, including any anticipated benefit therefrom to such shareholder, beneficial owner, or their affiliates or associates; and

(vii)	the information required by Section 2.13(b)(vi) above.

(d) Special Shareholders Meetings. Only such business shall be conducted at a special meeting of shareholders as shall have been specified in the Corporation’s notice of meeting (or supplement thereto). Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders called by the Board of Directors at which directors are to be elected pursuant to the Corporation’s notice of meeting:

(i)	by or at the direction of the Board of Directors or any committee thereof; or

(ii)

provided that the Board of Directors has determined that directors shall be elected at such meeting, by any shareholder of the Corporation who is a shareholder of record at the time the notice provided for in this Section 2.13(d) is delivered to the Secretary, who is entitled to vote at the meeting, and upon such election and who complies with applicable law and the terms and procedures set forth in this Section 2.13.

In the event the Corporation calls a special meeting of shareholders for the purpose of electing one or more directors to the Board of Directors, any such shareholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if such shareholder delivers a shareholder’s notice that complies with the requirements of Section 2.13(b) to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of: (x) the 90th day prior to such special meeting; or (y) the tenth (10th) day following the date of the first Public Disclosure of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the Public Disclosure of an adjournment or postponement of a special meeting commence a new time period (or extend any notice time period).

(e) Effect of Noncompliance. Only such persons who are nominated in accordance with applicable law and the terms and procedures set forth in this Section 2.13 shall be eligible to be elected at any meeting of shareholders of the Corporation to serve as directors, and only such other business shall be conducted at a meeting as shall be brought before the meeting in accordance with applicable law and the terms and procedures set forth in this Section 2.13. If any proposed nomination was not made or proposed in compliance with applicable law and this Section 2.13, or other business was not made or proposed in compliance with applicable law and this Section 2.13, then except as otherwise required by law, the chair of the meeting shall have the power and duty to declare that such nomination shall be disregarded or that such proposed other business shall not be transacted. Notwithstanding anything in these Bylaws to the contrary, unless otherwise required by law, if a Proposing Shareholder intending to propose business or make nominations at an annual meeting or propose a nomination at a special meeting pursuant to this Section 2.13 does not provide the information required under this Section 2.13 to the Corporation, including the updated information required by Section 2.13(b)(vi)(B)-(D) within five business days after the record date for such meeting, or the Proposing Shareholder (or a qualified representative of the Proposing Shareholder) does not appear at the meeting to present the proposed business or nominations, such business or nominations shall not be considered, notwithstanding that proxies in respect of such business or nominations may have been received by the Corporation. For purposes of this paragraph (e), to be considered a qualified representative of the Proposing Shareholder, a person must be a duly authorized officer, manager or partner of such shareholder or must be authorized by a writing executed by such shareholder or an electronic transmission delivered by such shareholder to act for such shareholder as proxy at such annual or special meeting of the shareholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at such meeting.

(f) Rule 14a-8. This Section 2.13 shall not apply to a proposal proposed to be made by a shareholder if the shareholder has notified the Corporation of the shareholder’s intention to present the proposal at an annual or special meeting only pursuant to and in compliance with Rule 14a-8 under the Exchange Act and such proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such meeting.

(g) Rule 14a-19. Notwithstanding the foregoing provisions of this Section 2.13, unless otherwise required by law, (i) no Proposing Shareholder shall solicit proxies in support of director nominees other than the Corporation’s nominees unless such Proposing Shareholder has complied with Rule 14a-19 under the Exchange Act in connection with the solicitation of such proxies, including, without limitation, the provision to the Corporation of notices required thereunder in a timely manner and (ii) if any Proposing Shareholder (1) provides notice pursuant to Rule 14a-19(a)(1) and (b) under the Exchange Act and (2) subsequently (A) notifies the Corporation that such shareholder no longer intends to solicit proxies in support of director nominees other than the Corporation’s director nominees in accordance with Rule 14a-19 or (B) fails to comply with the requirements of Rule 14a-19, then the Proposing Shareholder’s nominations shall be deemed null and void and the Corporation shall disregard any proxies or votes solicited for any nominee proposed by the Proposing Shareholder. Upon request by the Corporation, if any Proposing Shareholder provides notice pursuant to Rule 14a-19(a)(1) and (b) under the Exchange Act, such Proposing Shareholder shall deliver to the Corporation, no later than five business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19 under the Exchange Act.

(h) Proxy Card. Any shareholder directly or indirectly soliciting proxies from other shareholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board of Directors.

DATED as of January 19, 2023.

/s/ Kirk Thompson
Chairman

ATTEST:

/s/ Jennifer Boattini
Secretary